Exhibit 99

MEREDITH CORP. FISCAL 2019 FIRST QUARTER INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from Executive Chairman Steve Lacy, President and Chief Executive Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on the line with us today are National Media Group President Jon Werther and Local Media Group President Patrick McCreery.

An archive of the call will be available on our website later this afternoon. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of our website. With that, Steve will begin.

Steve Lacy (Introduction)

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release that was issued earlier this morning.

I’ll begin with a quick review of our fiscal year 2019 first quarter accomplishments.

Then I’ll turn the conversation over to CEO Tom Harty who will:

•	Update you on the integration of Time Inc. and the strategies that we are pursuing to maximize our new and exciting National Media portfolio; and

•	Provide detail on our very robust Local Media Group operations.

CFO Joe Ceryanec will then:

•	Discuss our first quarter fiscal 2019 results; and

•	Provide our financial outlook for both our second quarter and the full year ending June 30, 2019.

During the first quarter of our fiscal 2019, we delivered EBITDA results that exceeded expectations. That performance was driven by two key factors:

First, our National Media Group delivered improved sequential comparable print advertising performance and strong expense discipline that drove significantly improved year-over-year adjusted EBITDA and margin. We expect continued margin expansion in our National Media Group through the balance of fiscal 2019.

Second, our Local Media Group delivered a record $36 million of political advertising revenues. With the elections just ending last night, we expect fiscal second quarter political advertising to range from $60 million to $65 million. All told, we now expect political advertising revenues to total between $95 and $100 million for the first half of fiscal 2019, significantly exceeding the record $63 million we generated in all of fiscal 2017.

Beyond those two key accomplishments:

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We also generated more than $300 million of consumer related revenue, accounting for 40 percent of total Meredith revenues. Consumer related revenue is a very important component to our strategies going forward and we have made changes to our income statement presentation to reflect those initiatives.

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We made significant progress on our asset sales. This includes announcing and later closing the sale of the TIME media brand for $190 million in cash. We anticipate agreements to sell FORTUNE, Sports Illustrated, Money, and our 60 percent equity stake in Viant, to be finalized in fiscal 2019. As a reminder, these are the brands that constitute discontinued operations in our financials.

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We repaid $200 million of our debt during the fiscal first quarter and we expect to repay another $300 million of our debt during the second quarter. Our goal, again, is to repay a total of $1.0 billion of our debt during fiscal 2019.

Looking ahead now to our fiscal second quarter, along with record political advertising in our Local Media Group, we expect continued improvement in total advertising performance by our National Media Group.

It’s still too early to look into calendar 2019 advertising with any real clarity, when our clients’ budgets reset for the next year. We have a lot to accomplish between now and June 30, 2019, and it’s clearly too early to increase our full fiscal year expectations.

That said, we continue to expect adjusted EBITDA in fiscal 2019 will be more than double the previous record high of $362 million, that we delivered in fiscal 2017. We remain committed to our goal of delivering $1 billion of adjusted EBITDA in our fiscal 2020.

In closing my comments this morning, I want to remind everybody that we continue to expect the process to integrate Time Inc. and optimize our new and combined national media portfolio to have a two-year timeline. While there are still many moving parts, there is no doubt the acquisition positions the new Meredith on a growth track that was not realizable organically.

With that, I’ll turn the conversation over to CEO Tom Harty to update you on the Time Inc. integration, and the strategies we are pursuing to maximize both our National and Local media group portfolios as we move ahead.

Tom Harty:

Tom: Thanks Steve.

I’ll start with a review of our National Media Group’s performance.

Fiscal 2019 first quarter National Media Group operating profit was $18 million. Excluding special items, operating profit was $31 million and adjusted EBITDA more than tripled to $87 million, compared to the prior year period. Revenues were up more than 125 percent to $543 million. These results exclude discontinued operations.

When we closed on the Time Inc. acquisition, we outlined a go-forward strategy consisting of five key components:

•	Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels;

•	Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties to Meredith’s high levels;

•	Accelerating the growth of high-margin consumer related revenue by leveraging our expanded brand portfolio;

•	Conducting a portfolio review of the media assets and divesting those not core to our business; and

•	Fully realizing at least $550 million of annual cost synergies by the end of the first two full years of operations.

Let me provide you with more detail on our progress for each of these initiatives, beginning with improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels.

As we previously communicated, it will take time to turn around the performance of the Time Inc. legacy brands. We quickly implemented Meredith’s strategies, standards and disciplines across the portfolio to improve performance. We delivered improved sequential comparable print advertising revenue performance in the first quarter of fiscal 2019. We expect continued improvement in the second quarter, with declines moderating to the single-digit levels in total in the second half of fiscal 2019.

Marketers and agencies continue to respond favorably to the combination of our large consumer reach, popular brand experiences, powerful content creation expertise, proprietary insights and ad products, and ability to authentically inspire consumers to action.

For example, since aligning our sales teams earlier in the calendar year, we’ve won new or expanded existing campaigns from a diverse group of clients and industries. This includes Ford, General Motors and Subaru in automotive; Clorox in consumer packaged goods; Hulu and News Corp. in entertainment; American Express and Citizens Financial Group in financial services; Blue Diamond Growers, General Mills and Tyson Foods in food; Aetna and Aflac in insurance; Bulova and Harry Winston in luxury; Eli Lilly, GlaxoSmithKline and Pfizer in pharmaceuticals; and Amazon, Walgreens and Walmart in retail.

Turning to digital performance, we are leveraging the increased scale of our combined digital portfolio to enhance sales initiatives. We are now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. During the first quarter of fiscal 2019, National Media Group comparable digital advertising revenue increased, and we expect continued revenue and margin improvement as fiscal 2019 progresses.

We are accelerating the growth of the high-margin consumer related revenue by leveraging our expanded brand portfolio. This includes cross-promoting brands to increase revenue and lower subscription acquisition costs, leveraging affinity marketer Synapse, and continuing to grow our brand licensing business, ranked as the second in the world. We also see enhanced digital-first opportunities including e-commerce and affiliate content marketing, where we generate revenues from lead generation and paid products such as membership programs built around our brands. During the first quarter of fiscal 2019, consumer related revenue accounted for 42 percent of total National Media Group revenue and we see that mix moving higher as fiscal 2019 progresses.

We continue to make progress on optimizing our media portfolio, including the sale of non-strategic assets and positioning Meredith for continued growth. We announced the sale of the TIME media brand on September 16, 2018. We closed the sale on October 31, for $190 million in cash. We anticipate agreements to sell the FORTUNE, Sports Illustrated, and Money brands, along with our 60 percent equity investment in Viant, to be finalized in fiscal 2019. As we have said, these brands and businesses have different target audiences and advertising bases than the rest of the portfolio, and we believe each is better suited for success with a new owner.

Additionally, we took steps to best position our portfolio for continued growth. These include unveiling a new go-to-market strategy for our national portfolio, and merging Cooking Light magazine into EatingWell to create an even stronger competitor in the food category.

Our final go-forward strategy is to deliver cost savings related to the combination of the Time Inc. and Meredith businesses. We expect to deliver at least $550 million of annualized cost synergies within the first two full years of combined operations. Approximately half of these savings are expected to come from already announced reductions in headcount, and the remaining half from savings in vendor contracts, real estate, and other non-headcount-related activities.

Turning to the Local Media Group

Fiscal 2019 first quarter operating profit was $68 million and adjusted EBITDA was $77 million. Revenues grew 39 percent to $214 million, compared to the prior year period. All of these metrics were records for a fiscal first quarter.

Performance was led by political advertising revenues, which were $36 million and more than double what we delivered during the last political cycle in the first quarter of fiscal 2017. Political spending was particularly robust in the Phoenix, St. Louis, Las Vegas and Kansas City markets, primarily due to very competitive races for the U.S. Senate and House, gubernatorial races, and local contests.

Non-political advertising related revenues grew 17 percent to $103 million, including the addition of MNI Targeted Media.

We’re excited about the opportunity that MNI brings to our Local Media Group. MNI was a subsidiary within Time Inc., and is a media planning and buying company with 50 years of experience in targeted marketing at the local, regional and national levels. Because of its local presence and execution, it makes sense to include it in our Local Media Group.

MNI is media brand and platform agnostic, and about 70 percent of its revenues are generated from digital platforms. MNI has sellers in 40 cities across the U.S. who, along with its proprietary technology, offer clients a variety of tools to help them build effective media campaigns. This includes digital media strategy, planning, buying, reporting and billing, along with a full suite of digital products, including display, mobile, search, email and one-to-one marketing.

Annual revenues are in the $100 million range, and have been growing in the mid-single digits on average over the last five years. MNI’s revenues were up in the low-double digits in the first quarter of fiscal 2019.

Consumer related revenues in our Local Media Group increased 16 percent to $73 million, due to growth in fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

Our consumer connection remains very strong. The number of subscribers across our markets was up 2 percent in July 2018 compared to September of last year, driven by growth in OTT subscribers. Our stations delivered strong performance during the September rating period, with stations in 10 of our 12 markets ranking No. 1 or No. 2 in morning or late news.

Now I’ll turn it over to CFO Joe Ceryanec for further financial updates.

Joe Ceryanec:

Thanks Tom and good morning everybody.
To summarize our fiscal 2019 first quarter results compared to the prior year:

•	Total Company revenues from continuing operations grew more than 90 percent to $757 million, and total advertising related revenues doubled to $423 million.

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Earnings from continuing operations, including special items in both periods, were $16 million, compared to $33 million last year. We recorded $14 million of net special items in the first quarter, primarily related to restructuring and integration costs.

•	Excluding special items, earnings from continuing operations were $30 million in the first quarter of fiscal 2019, compared to $31 million in the prior year.

•	Adjusted EBITDA more than doubled to $143 million.

A few other items of note for modeling purposes:

Beginning with synergies, we continue to expect that the majority of the synergies we deliver in fiscal 2019 will materialize in the second-half of the fiscal year. This includes the impact of the previously-announced headcount reductions.

As Steve mentioned, we repaid $200 million of our Term Loan B. With the proceeds from the closing of the TIME media brand, we currently have more than $400 million of cash on our balance sheet. With this, we expect to repay at least $300 million of our debt in our second quarter, which would bring us halfway or more toward our goal of paying down $1 billion of debt during the current fiscal year.

We also took advantage of the favorable interest rate market in October and repriced the Term Loan B, which will save approximately $4 million in interest annually, including $3 million through the balance of our fiscal 2019. We will get another quarter-point step down when our net leverage reaches 2.25x, which we anticipate happening in our fiscal 2020.

You may have noticed that we made some changes to our income statement presentation. We are categorizing revenue as advertising related, consumer related, and other. We believe these changes better reflect the way we think about and manage our business.

Advertising related revenue includes all revenues previously categorized as advertising with the addition of revenues we generate through selling advertising space on third-party platforms.

Consumer related revenue includes all revenues either driven by or otherwise linked to the consumer. This includes subscription and newsstand revenues previously categorized as circulation. It also includes revenues previously categorized as other, including retransmission, affinity marketing and licensing revenues. We expect consumer related revenues to grow as we leverage our relationships with the tens of millions of consumers who purchase our products and interact with our brands every day.

We believe these presentation changes, along with more comprehensive disclosures in our SEC filings, will help investors better understand our business and its underlying drivers.

Now turning to our outlook, there are a few factors that I want to highlight to help you put our guidance into context.

First, demand for political advertising revenues in our Local Media Group exceeded our expectations. We experienced some declines in non-political advertising due to ‘crowd out,’ however the overall local television advertising market continues to be stable.

Second, the performance in our National Media Group, including our work to integrate Time Inc., is meeting our expectations. Execution by our team remains strong. As expected, we see improving trends so far in our fiscal second quarter.

With that said, we are in the process of negotiating a series of significant agency and client direct marketing programs for calendar 2019. As Steve mentioned, it’s still too early to see with any clarity into calendar 2019 advertising, when budgets for our clients reset.

Thus, as we first stated on our August earnings call, we continue to expect for full-year fiscal 2019 that:

•	Total Company revenues will range from $3.0 billion to $3.2 billion.

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Earnings from continuing operations to range from $191 million to $211 million, or from $2.49 to $2.91 on a per share basis. This includes a net after-tax charge for first quarter special items of $14 million. Our actual results for the full fiscal year may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty.

•	Excluding special items, we continue to expect earnings from continuing operations to range from $205 million to $225 million, or $2.78 to $3.20 on a per share basis.

•	Finally, we continue to expect adjusted EBITDA will range from $720 million to $750 million for the year.

Looking more closely at the second quarter of fiscal 2019, we expect:

•	Total Company revenues will range from $850 million to $870 million.

•	That includes National Media Group revenues to range from $600 million to $610 million and,

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Local Media Group revenues to range from $250 million to $260 million. Local Media revenue includes $60 million to $65 million of political advertising revenue, which will be partially offset by crowd out of non-political advertising revenues.

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Earnings from continuing operations to range from $78 million to $85 million. This includes non-cash depreciation and amortization of about $64 million and net interest expense of about $40 million. It does not include special items. Actual results may include special items that have not yet occurred and, again, are difficult to predict with reasonable certainty.

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Finally, we expect adjusted EBITDA to range from $215 million to $225 million.  These amounts adjust earnings from continuing operations by adding back depreciation, amortization, special items, net interest expense, and income taxes which we expect to be at an effective rate for the quarter of 29.5 percent.

Now, I’ll turn it back to Steve for the conclusion and to lead the Q &A.

PART VII: CONCLUSION (LACY)

Steve: Thank you very much Tom and Joe.

Let me close our formal comments this morning with what we continue to believe is a compelling investment thesis for the new Meredith Corporation.

The diverse set of businesses and brands that we now own and operate produce consistently strong cash flow that is driven by:

•	Trusted national brands with an unrivaled reach to American women, particularly Millennials;

•	A fantastic group of television stations in large and fast-growing markets;

•	A highly profitable and growing digital business now of meaningful scale;

•	High-margin consumer revenue activities that are based on both our strong National and Local brands; and

•	A strong and proven management team with a very successful record of integrating acquisitions, a history of generating strong cash flow, and growing shareholder value over time.

Once again in closing this morning, we are confident in our plan, and have set a goal to deliver $1 billion in debt reduction in our current fiscal 2019, and $1 billion of annual adjusted EBITDA next year in fiscal 2020.

Now, we’d be happy to answer any questions you might have this morning.